Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We have issued our report dated June 30, 2021 with respect to the consolidated financial statements of BluJay Topco Limited included in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton UK LLP

London

July 6, 2021